EXHIBIT 10.20

Supplement

to

Restricted Stock Agreement

This Supplement is entered into in conjunction with and to define specified terms set forth in that certain Restricted Stock Agreement (the “Restricted Stock Agreement”) made effective as of April 12, 2004 by and between [Name] (the “Employee”) and MPS Group, Inc. (the “Company”).

WHEREAS the Restricted Stock Agreement provides in Section 3 thereof for the terms “Cause” and “Good Reason” used therein to have the meanings as those terms are defined in the Employee’s executive employment agreement as of the Effective Date; and

WHEREAS the executive employment agreement between Employee and the Company as of the Effective Date contains no such defined terms;

NOW THEREFORE the parties hereto agree that the terms “Cause” and “Good Reason” as used in Section 3 of the Restricted Stock Agreement shall have the meanings as set forth immediately herein below:

A. Cause. For purposes of the Restricted Stock Agreement the term “Cause” shall mean (i) a failure of the Employee to devote full time attention and best efforts to the performance of Employee’s duties on behalf of the Company and its affiliates (other than as a result of temporary incapacity due to physical or mental illness or Disability) which is demonstrably willful and deliberate on the Employee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time (to be not less than 15 days) after receipt of written notice from the Company specifying such breach or (ii) the conviction of the Employee of a felony; or (iii) a breach of the Employee’s fiduciary duty. No act or failure to act on the Employee’s part shall be considered willful unless done or omitted in bad faith and without reasonable belief that the action or omission was in the best interest of the Company.

B. Good Reason. For purposes of the Restricted Stock Agreement, “Good Reason” shall mean:

(i) a reduction in the Employee’s base salary or maximum bonus opportunity which is more than de minimis (except if such reduction is a part of a reduction for all executive officers of the Company);

(ii) a reduction which is more than de minimis (except if such reduction is a part of a reduction for all executive officers of the Company) in the level of incentive compensation (including stock options, restricted stock awards, stock appreciation rights, retirement plan accruals and/or welfare plan benefits (within the meaning of Section 3(1) of ERISA) accruing or provided to the Employee; or

(iii) Company’s requiring the Employee to be based at any office or location other than Jacksonville, Florida;

For purposes of this subparagraph B, any good faith determination of “Good Reason” made by the Employee shall be conclusive. However, no such event described hereunder shall constitute Good Reason unless the Employee has given written notice to the Company specifying the event relied upon for such termination within one year after the occurrence of such event and the Company has not remedied such within 60 days of receipt of such notice. The Company and the Employee, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute Good Reason.

MPS GROUP, INC.:

By:	/s/
Its:

EMPLOYEE:

[Name]